UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 1, 2005

OPTELECOM-NKF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-8828	52-1010850
(Commission File Number)	(IRS Employer Identification No.)

12920 Cloverleaf Center Drive,

Germantown, Maryland 20874

(Address of Principal Executive Offices)  (Zip Code)

(301) 444-2200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 28, 2005, Optelecom-NKF, Inc. (the “Company”) announced the appointment of Tom Overwijn, Managing Director of Optelecom-NKF B.V., to its board of directors. Mr. Overwijn was also named Executive Vice President and COO of European operations, reporting to Edmund Ludwig, the Company’s Chairman, president and CEO.

Prior to joining Optelecom-NKF, Inc., Mr. Overwijn, 43, served as General Manager of NKF Electronics B.V.  His career has included senior executive and general management positions with NKF Kabel B.V., where he was responsible for finance and control of a €125 million energy cable manufacturing operation and NKF Holding N.V. He started his career at Arthur Young Nederland B.V.

Mr. Overwijn holds a bachelor degree in economics from the Academy of Economics (HEAO) in The Hague, The Netherlands. He is a Registered Accountant, earning his certification from the Nederlands Instituut van Register-accountants (NIVRA), i.e., the Dutch Institute of Certified Public Accountants.

Also, on November 28, 2005, Optelecom-NKF, Inc. (the “Company”) announced the appointment of James Armstrong as Executive Vice President and COO for North American operations, reporting to Edmund Ludwig, Optelecom-NKF’s Chairman, president and CEO. In addition to his new role, Armstrong, the Company’s CFO, will continue to serve in that capacity on an interim basis until a succesor is hired.

Mr. Armstrong has served as Optelecom-NKF’s CFO since 2001. He is the former Director of Financial Planning and Analysis for Kinkos.com. Prior to joining Kinkos.com he was CFO of P.C. Data, Inc.  Mr. Armstrong worked 19 years for Time Warner, Inc., holding positions of increasing responsibility, including Senior Vice President of Finance and Operations for Time Life Education, Inc., and as Controller for Time Life, Inc.

Mr. Armstrong is a graduate of Georgetown University and holds a Masters of Business Policy from Columbia University.

These newly created positions are a reflection of the increasingly global nature of Optelecom-NKF’s capabilities and business growth opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTELECOM-NKF, INC.

Dated: December 1, 2005	By:	/s/ Edmund Ludwig
Edmund Ludwig
Director and President and CEO